PATRICK BEHARELLE NAMED PRESIDENT AND COO OF TRUEBLUE

TACOMA, WA—May 20, 2015—TrueBlue (NYSE: TBI) announced today that Patrick Beharelle has been named TrueBlue President and Chief Operating Officer, effective immediately.

Beharelle has served as President and Chief Operating Officer of TrueBlue’s Outsourcing Solutions group since June 30, 2014, overseeing the strategy and operations of Staff Management | SMX, PeopleScout and HRX. He had previously been CEO of Seaton, which Beharelle joined in 2008. Seaton was acquired by TrueBlue last year.

In his new role, Beharelle will lead sales and operations across TrueBlue as well as develop strategies to expand the company’s global presence and implement new solutions that address the changing world of work.

“Patrick is a talented and respected leader with a proven track record of delivering top performance and operational excellence,” TrueBlue CEO Steve Cooper said. “I am confident that he will help us continue to build our reputation as a leader in filling customers’ needs for specialized staffing, workforce management, and recruiting solutions.”

While Beharelle was CEO at Seaton the team experienced more than 95 percent customer retention and produced more than 20 percent annual organic revenue growth.

Prior to his term at Seaton, he held senior-level positions at Accenture and Spherion. He is a strong advocate for veterans-to-work programs and has participated in advisory meetings at the White House focused on reducing long-term unemployment.

About TrueBlue

TrueBlue (NYSE: TBI) is a leading provider of specialized workforce solutions, helping clients improve growth and performance by providing staffing, recruitment process outsourcing and managed service provider solutions. The company’s specialized workforce solutions meet clients’ needs for a reliable, efficient workforce in a wide variety of industries. TrueBlue connects as many as 750,000 people to work each year. Learn more at www.trueblue.com.